Exhibit 11.1
                             AMERICAN STORES COMPANY
                        Calculation of Earnings Per Share
                                   (unaudited)
                      (In thousands, except per share data)

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                                                              Thirteen Weeks
Ended

                                                           April 29,                April 30,

                                                              1995                    1994
Primary Earnings Per Share

Primary earnings applicable to shareholders                  $ 53,883                  $ 47,963

Primary earnings per share                                     $0.37                     $0.34

Average shares outstanding                                    146,181                   142,619




Fully Diluted Earnings Per Share

Earnings applicable to shareholders                          $ 53,883                  $ 47,963
Plus interest on convertible debentures                             0                     1,903

Fully diluted earnings applicable to shareholders            $ 53,883                  $ 49,866

Fully diluted earnings per share                               $0.37 (1)                 $0.33 (1)

Fully diluted average shares outstanding                      146,742                  151,284

Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise                               $ 27,952                  $ 18,583

Shares under options outstanding                                1,652                     1,630
Shares assumed acquired with proceeds
  under the treasury stock method                             (1,091)                      (743)
Incremental shares due to assumed
  exercise of stock options                                       561                       887

Fully diluted average shares outstanding:

Average shares outstanding                                    146,181                   142,619
Assumed exercise of stock options                                 561                       887
Assumed conversion of debentures                                    0                     7,778

      Total                                                   146,742                   151,284


(1)                                      Dilution is less than 3%.
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